Exhibit 4.2

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

SIMPLE AGREEMENT FOR FUTURE EQUITY (SAFE)

Investment Amount	Date of Issuance
US$[PURCHASE PRICE]	December 22, 2025

THIS SIMPLE AGREEMENT FOR FUTURE EQUITY (this "SAFE") is issued by Rare Earths Americas, Inc., a Texas corporation (the "Company"), to [HOLDER NAME] (the "Holder") in exchange for the Holder's payment of the investment amount set forth above (the "Investment Amount").

1. Definitions. Capitalized terms not otherwise defined in this SAFE will have the meanings set forth in this Section 1.

1.1 "Common Stock" means the Company's common stock, par value US$0.0001.

1.2 "Conversion Shares" (for purposes of determining the type of Equity Securities issuable upon conversion of this SAFE) means:

(a) with respect to a conversion pursuant to Section 2.1, shares of the Equity Securities issued in the Next Equity Financing; and

(b) with respect to a conversion pursuant to Section 2.2, shares of Common Stock.

1.3 "Conversion Price" means:

(a) with respect to a conversion pursuant to Section 2.1, the lesser of: (i) the product of (x) 100% less the Discount, multiplied by (y) the lowest per share purchase price of the Equity Securities issued in the Next Equity Financing; and (ii) the quotient resulting from dividing (x) the Valuation Cap by (y) the Fully Diluted Capitalization immediately prior to the closing of the Next Equity Financing; and

(b) with respect to a conversion pursuant to Section 2.2, the quotient resulting from dividing (x) the Valuation Cap by (y) the Fully Diluted Capitalization immediately prior to the closing of the Corporate Transaction.

Simple Agreement for Future Equity Rare Earths Americas, Inc., December 2025

1.4 "Corporate Transaction" means:

(a) the closing of the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company's assets;

(b) the consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting securities of the capital stock of the Company or the surviving or acquiring entity immediately following the consummation of such transaction); or

(c) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a "person" or "group" (within the meaning of Section 13(d) and Section 14(d) of the Exchange Act), of the Company's capital stock if, after such closing, such person or group would become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding voting securities of the Company (or the surviving or acquiring entity).

For the avoidance of doubt, a transaction will not constitute a "Corporate Transaction" if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately prior to such transaction. Notwithstanding the foregoing, the sale of Equity Securities in a bona fide financing transaction will not be deemed a "Corporate Transaction."

1.5 "Discount" means 20%.

1.6 "Dissolution" means (a) a voluntary termination of the Company's operations; (b) a general assignment for the benefit of the Company's creditors; or (c) a liquidation, dissolution or winding up of the Company (other than a Corporate Transaction), whether voluntary or involuntary.

1.7 "Equity Securities" means (a) Common Stock; (b) any securities conferring the right to purchase Common Stock; or (c) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Common Stock. Notwithstanding the foregoing, the following will not be considered "Equity Securities": (i) any security granted, issued or sold by the Company to any director, officer, employee, consultant or adviser of the Company for the primary purpose of soliciting or retaining their services; (ii) any convertible promissory notes issued by the Company; and (iii) any SAFEs (including this SAFE) issued by the Company.

1.8 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

1.9 "Fully Diluted Capitalization" means all of (a) the number of issued and outstanding shares of the Company's capital stock, assuming the conversion or exercise of all of the Company's outstanding convertible or exercisable securities, including all outstanding vested or unvested restricted stock units or warrants to purchase the Company's capital stock (excluding, for purposes of this definition, the number of shares issuable upon conversion of all outstanding SAFEs that will convert into capital stock in the Next Equity Financing), plus, solely for purposes of conversion pursuant to Section 2.1, but not Section 2.2 (b) the unissued portion(s) of any of the Company's equity

Simple Agreement for Future Equity Rare Earths Americas, Inc., December 2025	2

incentive or similar Company plans (the "Unissued Pool"). Notwithstanding the foregoing, "Fully Diluted Capitalization" excludes: any increase to the number of shares of capital stock in the Unissued Pool made in connection with a Next Equity Financing, except to the extent that the number of Promised Options exceeds the number of shares in the Unissued Pool prior to such increase.

1.10 "Next Equity Financing" means the next sale (or series of related sales) by the Company of its Equity Securities following the date of issuance of this SAFE from which the Company receives gross proceeds of not less than US$7,000,000, whether in the form of private equity or an initial public offering.

1.11 "Preferred Stock" means all series of the Company's preferred stock, whether now existing or hereafter created.

1.12 "Promised Options" means promised but ungranted options, restricted stock awards, restricted stock units, warrants or similar securities (collectively, "Options") that are the greater of those (i) promised pursuant to agreements or understandings made prior to the execution of, or in connection with, the term sheet or letter of intent for the Next Equity Financing or Corporate Transaction, as applicable (or the initial closing of the Next Equity Financing or consummation of the Corporate Transaction, if there is no term sheet or letter of intent), (ii) in the case of a Next Equity Financing, treated as outstanding Options in the calculation of the price per share for the Equity Securities issued in the Next Equity Financing, or (iii) in the case of a Corporate Transaction, treated as outstanding Options in the calculation of the distribution of the proceeds of such Corporate Transaction.

1.13 "SAFEs" mean any simple agreements for future equity (or other similar agreements) which are issued by the Company for bona fide financing purposes and which may convert into the Company's capital stock in accordance with its terms.

1.14 "Securities Act" means the Securities Act of 1933, as amended.

1.15 "Valuation Cap" means US$250,000,000.

2. Conversion. This SAFE will be convertible into Equity Securities pursuant to the following terms.

2.1 Next Equity Financing Conversion. This SAFE will automatically convert into Conversion Shares upon the closing of the Next Equity Financing. The number of Conversion Shares the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the Investment Amount by (y) the applicable Conversion Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company will notify the Holder in writing of the terms of the Equity Securities that are expected to be issued in such financing. The issuance of Conversion Shares pursuant to the conversion of this SAFE will be on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Next Equity Financing.

Simple Agreement for Future Equity Rare Earths Americas, Inc., December 2025	3

2.2 Corporate Transaction Conversion. In the event of a Corporate Transaction prior to the conversion of this SAFE pursuant to Section 2.1, at the closing of such Corporate Transaction, the Holder may elect that either: (a) the Company will pay the Holder an amount equal to 100% of the Investment Amount; or (b) this SAFE will convert into that number of Conversion Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the Investment Amount by (y) the applicable Conversion Price.

2.3 Financing Agreements. The Holder acknowledges that the conversion of this SAFE into Conversion Shares pursuant to Section 2.1 may require the Holder's execution of certain agreements relating to the purchase and sale of the Conversion Shares, as well as lock-ups, rights of first refusal and co-sale, rights of first offer and voting rights, if any, relating to such securities (collectively, the "Financing Agreements"). The Holder agrees to execute all of the Financing Agreements in connection with a Next Equity Financing.

3. Priority. In the event of a Dissolution while this SAFE is outstanding, the Company will pay the Holder an amount equal to the Investment Amount (the "Repayment") immediately prior to, or concurrently with, the consummation of the Dissolution. In the event of a Corporate Transaction or Dissolution, this SAFE, if not converted to Common Stock in accordance with its terms, is intended to operate like standard non-participating Preferred Stock. The Holder's right to receive Repayment is:

3.1 Junior to payment of outstanding indebtedness and creditor claims, including convertible promissory notes (to the extent such convertible promissory notes are not converted into shares of the Company's capital stock);

3.2 Pari passu with payments to the holders of the Company's Preferred Stock in respect of their ownership thereof and payments in respect of any other SAFEs; and if the applicable proceeds are insufficient to permit full payments to the Holder and the holders of such other Safes and/or shares of the Company's Preferred Stock, the applicable proceeds will be distributed pro rata to the Holder and such other securityholders in proportion to the full payments that would otherwise be due; and

3.3 Senior to payments to the holders of Common Stock in respect of their ownership thereof.

4. No Rights as a Stockholder. The Holder is not entitled by virtue of holding this SAFE to be deemed a holder of the Company's capital stock for any purpose, nor will anything contained in this SAFE be construed to confer on the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until Conversion Shares have been issued upon the terms described in this SAFE.

5. Representations and Warranties of the Company. In connection with the transactions contemplated by this SAFE, the Company hereby represents and warrants to the Holder as follows:

5.1 Due Organization; Qualification and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now conducted. The Company is

Simple Agreement for Future Equity Rare Earths Americas, Inc., December 2025	4

duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a material adverse effect on the Company.

5.2 Authorization and Enforceability. Except for the authorization and issuance of the Conversion Shares, all corporate action has been taken on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this SAFE. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this SAFE valid and enforceable in accordance with its terms.

5.3 Compliance with Other Instruments. The authorization, execution, issuance and delivery of this SAFE will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company's current certificate of incorporation or bylaws or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

5.4 Valid Issuance of Stock. The Conversion Shares to be issued, sold and delivered upon conversion of this SAFE will be duly authorized and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holder in this SAFE, will be issued in compliance with all applicable U.S. federal and state securities laws.

6. Representations and Warranties of the Holder. In connection with the transactions contemplated by this SAFE, the Holder hereby represents and warrants to the Company as follows:

6.1 Authorization. The Holder has full power and authority (and, if an individual, the capacity) to enter into this SAFE and to perform all obligations required to be performed by it hereunder. This SAFE, when executed and delivered by the Holder, will constitute the Holder's valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.2 Purchase Entirely for Own Account. The Holder acknowledges that this SAFE is made with the Holder in reliance upon the Holder's representation to the Company, which the Holder hereby confirms by executing this SAFE, that this SAFE, the Conversion Shares, and any Common Stock issuable upon conversion of the Conversion Shares (collectively, the "Securities") will be acquired for investment for the Holder's own account, not as a nominee or agent (unless otherwise specified on the Holder's signature page hereto), and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this SAFE, the Holder further represents that the Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

Simple Agreement for Future Equity Rare Earths Americas, Inc., December 2025	5

6.3 Disclosure of Information; Non-Reliance. The Holder acknowledges that it has received all the information it considers necessary or appropriate to enable it to make an informed decision concerning an investment in the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities. The Holder confirms that the Company has not given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Securities. In deciding to purchase the Securities, the Holder is not relying on the advice or recommendations of the Company and has made its own independent decision that the investment in the Securities is suitable and appropriate for the Holder. The Holder understands that no federal or state agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of this investment.

6.4 Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

6.5 Accredited Investor. The Holder is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Holder agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Securities.

6.6 Restricted Securities. The Holder understands that the Securities have not been, and will not be, registered under the Securities Act or state securities laws, by reason of specific exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder's representations as expressed herein. The Holder understands that the Securities are "restricted securities" under U.S. federal and applicable state securities laws and that, pursuant to these laws, the Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission ("SEC") and registered or qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale and further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Holder's control, and which the Company is under no obligation, and may not be able, to satisfy.

6.7 Residence. If the Holder is an individual, then the Holder resides in the state, province or country identified in the address shown on the Holder's signature page hereto. If the Holder is a partnership, corporation, limited liability company or other entity, then the Holder's principal place of business is located in the state, province or country identified in the address shown on the Holder's signature page hereto.

Simple Agreement for Future Equity Rare Earths Americas, Inc., December 2025	6

6.8 Foreign Investors. If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Holder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities, including (a) the legal requirements within its jurisdiction for the purchase of the Securities; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, conversion, redemption, sale, or transfer of the Securities. The Holder's subscription and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Holder's jurisdiction. The Holder acknowledges that the Company has taken no action in foreign jurisdictions with respect to the Securities.

7. Miscellaneous.

7.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this SAFE will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; provided, however, that the Company may not assign its obligations under this SAFE without the written consent of the Holder. This SAFE is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this SAFE.

7.2 Choice of Law. This SAFE, and all matters arising out of or relating to this SAFE, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Texas.

7.3 Counterparts. This SAFE may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4 Titles and Subtitles. The titles and subtitles used in this SAFE are included for convenience only and are not to be considered in construing or interpreting this SAFE.

7.5 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address or other address as subsequently modified by written notice given in accordance with this Section 7.5).

Simple Agreement for Future Equity Rare Earths Americas, Inc., December 2025	7

7.6 No Finder's Fee. The Holder represents that it neither is nor will be obligated to pay any finder's fee, broker's fee or commission in connection with the transactions contemplated by this SAFE. The Holder agrees to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of the transactions contemplated by this SAFE (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold the Holder harmless from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of the transactions contemplated by this SAFE (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.7 Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this SAFE.

7.8 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this SAFE, the prevailing party will be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.9 Entire Agreement; Amendments and Waivers. This SAFE constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof.

7.10 Severability. If one or more provisions of this SAFE are held to be unenforceable under applicable law, such provisions will be excluded from this SAFE and the balance of the SAFE will be interpreted as if such provisions were so excluded and this SAFE will be enforceable in accordance with its terms.

7.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SAFE, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[signature pageS follow]

Simple Agreement for Future Equity Rare Earths Americas, Inc., December 2025	8

RARE EARTHS AMERICAS, INC.

By

Name: Donald Swartz
Title: Chief Executive Officer and President

Address: 250 Fillmore St Suite 150, Denver, CO 80206
Email Address:

Agreed to and accepted:

If an individual:

Name:

Address:
Email Address:

If an entity:

[HOLDER NAME]

By
Name:
Title:

Address:
Email Address:

Simple Agreement for Future Equity Rare Earths Americas, Inc., December 2025	9